Exhibit 99.1

SELECT ITEMS FROM TICKETMASTER ENTERTAINMENT, INC.’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008

(Note: Only the portions of the Items presented below have been updated)

PART II

*****

Item 6.     Selected Financial Data

The following table presents summary selected historical financial information for Ticketmaster Entertainment for each of the years in the five-year period ended December 31, 2008. This data was derived, in part, from the consolidated financial statements and related notes included at the end of this report beginning on page F-1. The information set forth is not necessarily indicative of future results and should be read in conjunction with the consolidated financial statements and related notes thereto, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

These consolidated financial statements present our results of operations, financial position, redeemable preferred stock and equity, comprehensive income, and cash flows, on a combined basis up through the spin-off on August 20, 2008, and on a consolidated basis thereafter. Our pre spin-off financial statements were prepared on a combined basis, rather than a consolidated basis because they excluded Reserve America and the investment in Active.com that were owned, and included the investment in Front Line that was not owned by Ticketmaster Entertainment prior to the spin-off by legal entities that comprise Ticketmaster Entertainment’s businesses.

On October 29, 2008, the Company acquired an additional equity interest in Front Line, giving Ticketmaster Entertainment a controlling interest. As a result, the Company has consolidated the results of Front Line from the acquisition date. Prior to October 29, 2008, the investment in Front Line was accounted for using the equity method of accounting. The ownership of Reserve America and the investment in Active.com were retained by IAC after the spin-off. These consolidated financial statements present IAC’s and its subsidiaries net investment in Ticketmaster Entertainment businesses as invested capital in lieu of equity. Intercompany transactions and accounts have been eliminated.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$1,454,525	$1,240,477	$1,062,672	$928,704	$747,838
Operating (loss) income	(954,143)	216,316	224,891	166,015	112,404
Net (loss) income attributable to Ticketmaster Entertainment, Inc.	(1,005,499)	169,351	176,701	117,699	69,023
Net (loss) earnings per share available to common stockholders:
Basic and diluted(1)	$(17.84)	$3.01	$3.15	$2.10	$1.23
Share used in computing earnings per share:
Basic and diluted	56,353	56,171	56,171	56,171	56,171
Consolidated Balance Sheet Data (end of period):
Working capital	$163,117	$269,917	$59,642	$96,477	$63,222
Total assets	1,706,567	2,306,534	1,815,711	1,772,430	1,593,879
Long-term debt	865,000	—	—	—	—
Noncontrolling interests	69,544	7,812	669	—	3,485
Redeemable preferred stock	9,888	—	—	—	—
Total equity	234,821	N/A	N/A	N/A	N/A
Total invested equity	N/A	1,739,177	1,357,837	1,353,045	1,270,899

(1)                                  For the years ended December 31, 2007, 2006, 2005 and 2004, we computed primary and diluted earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period.

*****

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

*****

Basis of Presentation

These consolidated financial statements of Ticketmaster Entertainment discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations present our results of operations, financial position, redeemable preferred stock and equity, comprehensive income, and cash flows, on a combined basis through the spin-off on August 20, 2008, and on a consolidated basis thereafter. Our pre spin-off financial statements were prepared on a combined basis rather than a consolidated basis because they excluded Ticketmaster Entertainment’s former Reserve America subsidiary and its investment in Active.com, which were transferred to IAC, and included the investment in Front Line that was not owned prior to the spin-off by legal entities that comprise Ticketmaster Entertainment businesses.

The Company’s investment in Front Line was consolidated beginning October 29, 2008, when the Company increased its ownership interest from 39.4% to 82.3%. Prior to October 29, 2008, the investment in Front Line was accounted for using the equity method of accounting. The ownership of Reserve America and the investment in Active.com were retained by IAC after the spin-off. These consolidated financial statements present IAC’s and its subsidiaries net investment in Ticketmaster Entertainment businesses as invested capital in lieu of equity.

We prepared the consolidated financial statements from the historical results of operations and historical basis of the assets and liabilities of Ticketmaster Entertainment with the exception of income taxes. We computed income taxes using our stand-alone tax rate. Our income tax payable as well as deferred tax assets and liabilities represent the estimated impact of filing a consolidated income tax return with IAC through the spin-off, and filing a standalone consolidated income tax return thereafter. We have eliminated all significant intercompany transactions and accounts for periods prior to the spin-off.

Until the spin-off, we recorded expense allocations from IAC, which consisted of certain IAC general corporate overhead expenses based on the ratio of our revenue as a percentage of IAC’s total revenue. The general corporate overhead allocations primarily included expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. Since the spin-off, we have been performing these functions using our own resources or purchased services, including services purchased from IAC pursuant to the transitional services agreement among IAC and the Spincos.

The historical financial statements for periods prior to the spin-off are based on certain assumptions about Ticketmaster Entertainment as a stand-alone company. Our management believes the assumptions underlying the historical consolidated financial statements of Ticketmaster Entertainment are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster Entertainment would have been if Ticketmaster Entertainment had been a stand-alone company prior to the spin-off.

*****

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Long term debt obligations(a)	$1,302,384	$69,337	$151,503	$340,791	$740,753
Capital lease obligations	2,738	1,848	890	—	—
Purchase obligations(b)	110,346	33,400	48,645	16,125	12,176
Estimated earn-outs related to prior acquisitions(c)	8,000	1,500	6,500	—	—
Operating leases	107,322	25,507	36,893	20,823	24,099
Total contractual cash obligations(d)	$1,530,790	$131,592	$244,431	$377,739	$777,028

(a)                                  Long term debt obligations represent future principal and interest payments related to the Notes through maturity in 2016 and borrowings under the senior secured credit facility through maturity in 2016. The future interest payments related to our existing debt obligations are based on fixed and variable interest rates specified in the associated debt agreements.

(b)                                 The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster Entertainment’s ticket resale services.

(c)                                  The Company has certain contingent obligations related to prior acquisitions made by Front Line. As of December 31, 2008, contingent consideration of $8.0 million represents commitments not yet accrued for in the accompanying Consolidated Balance Sheets or paid, that remain subject to payout following the achievement of future performance targets. Such contingent payouts may be payable over the next two years.

(d)                                 Amounts exclude redemption value of convertible preferred stock granted to The Azoff Family Trust. See Note 11—Redeemable Preferred Stock and Equity of the Notes to the Consolidated Financial Statements for discussion.

*****

RECONCILIATION OF ADJUSTED OPERATING INCOME

For a reconciliation of Adjusted Operating Income to net (loss) income attributable to Ticketmaster Entertainment for the years ended December 31, 2008, 2007 and 2006, see Note 7—Segment Information of the Notes to the Consolidated Financial Statements.